EXHIBIT 99.1

WellPoint Health Networks Inc.

Consolidated Balance Sheets

(In thousands, except share data)	June 30, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$956,711	$1,030,327
Investments - available-for-sale, at fair value	6,844,321	6,726,802
Securities lending collateral	846,991	914,173
Receivables, net	1,522,361	1,356,107
Deferred tax assets, net	385,751	355,110
Other current assets	359,356	258,588

Total Current Assets	10,915,491	10,641,107
Property and equipment, net	463,090	441,936
Intangible assets, net	927,440	950,954
Goodwill, net	2,295,651	2,321,208
Long-term investments, at market value	196,812	161,784
Other non-current assets	254,996	271,689

Total Assets	$15,053,480	$14,788,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Medical claims payable	$2,649,916	$2,747,074
Reserves for future policy benefits	108,337	129,135
Unearned premiums	690,965	629,831
Accounts payable and accrued expenses	1,398,428	1,411,391
Experience rated and other refunds	255,226	267,382
Income taxes payable	187,389	241,979
Security trades pending payable	146,006	27,456
Securities lending payable	846,991	914,173
Other current liabilities	731,520	712,273

Total Current Liabilities	7,014,778	7,080,694
Accrued postretirement benefits	155,331	152,738
Reserves for future policy benefits, non-current	313,825	288,197
Long-term debt	803,294	1,238,267
Deferred tax liabilities	325,918	370,737
Other non-current liabilities	223,789	228,096

Total Liabilities	8,836,935	9,358,729
Stockholders’ Equity:
Preferred Stock - $0.01 par value, 50,000,000 shares authorized, none issued and outstanding	—	—
Common Stock - $0.01 par value, 300,000,000 shares authorized, 159,202,083 and 157,006,322 issued at June 30, 2004 and December 31, 2003, respectively	1,592	1,570
Treasury stock, at cost, 2,171,017 and 4,248,172 shares at June 30, 2004 and December 31, 2003, respectively	(164,726)	(298,049)
Additional paid-in capital	2,447,130	2,348,506
Retained earnings	3,845,639	3,250,483
Accumulated other comprehensive income	86,910	127,439

Total Stockholders’ Equity	6,216,545	5,429,949

Total Liabilities and Stockholders’ Equity	$15,053,480	$14,788,678

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Income Statements

(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except earnings per share)	2004	2003	2004	2003
Revenues:
Premium revenue	$5,407,984	$4,654,854	$10,664,287	$9,203,159
Management services and other revenue	303,901	221,466	610,077	447,637
Investment income	68,532	64,037	152,193	130,352

	5,780,417	4,940,357	11,426,557	9,781,148

Operating Expenses:
Health care services and other benefits	4,364,370	3,769,667	8,551,721	7,487,167
Selling expense	223,400	201,237	440,522	393,234
General and administrative expense	670,010	578,000	1,395,733	1,167,669

	5,257,780	4,548,904	10,387,976	9,048,070

Operating Income	522,637	391,453	1,038,581	733,078
Interest expense	12,967	12,689	25,210	25,463
Other expense, net	9,778	4,646	21,444	11,650

Income before Provision for Income Taxes	499,892	374,118	991,927	695,965
Provision for income taxes	199,957	149,649	396,771	278,443

Net Income	$299,935	$224,469	$595,156	$417,522

Earnings Per Share	$1.92	$1.54	$3.84	$2.87

Earnings Per Share Assuming Full Dilution	$1.86	$1.49	$3.71	$2.79

Weighted Average Shares Outstanding	155,823	145,711	154,881	145,662

Fully Diluted Weighted Average Shares Outstanding	161,163	150,217	160,280	149,697

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Statement of Changes in Stockholders’ Equity

(Unaudited)

		Common Stock				Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
		Issued		In Treasury
(In thousands)	Preferred Stock	Shares	Amount	Shares	Amount
Balance as of December 31, 2003	$—	157,006	$1,570	4,248	$(298,049)	$2,348,506	$3,250,483	$127,439	$5,429,949
Stock grants to employees and directors		526	5	(514)	33,119	18,527			51,651
Stock issued for employee stock option plans and stock purchase plans		1,670	17	(1,563)	100,204	115,058			215,279
Net losses from treasury stock reissued						(34,961)			(34,961)
Comprehensive income
Net income							595,156		595,156
Other comprehensive income, net of tax
Change in unrealized valuation adjustment on investment securities, net of reclassification adjustment								(40,529)	(40,529)

Total comprehensive income							595,156	(40,529)	554,627

Balance as of June 30, 2004	$—	159,202	$1,592	2,171	$(164,726)	$2,447,130	$3,845,639	$86,910	$6,216,545

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(In thousands)	2004	2003
Cash flows from operating activities:
Net income	$595,156	$417,522
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization, net of accretion	103,370	79,468
Gain on sales of assets, net	(15,371)	(10,856)
Benefit for deferred income taxes	(22,240)	(16,137)
Amortization of deferred gain on sale of building	(261)	—
Accretion of interest on 6 3/8% Notes due 2012 and 6 3/8% Notes due 2006	149	140
(Increase) decrease in certain assets, net of effect of businesses acquired and sold:
Receivables, net	(136,962)	(212,793)
Other current assets	(81,376)	(41,105)
Other non-current assets	6,782	8,048
Increase (decrease) in certain liabilities, net of effect of businesses acquired and sold:
Medical claims payable	(97,172)	95,865
Reserves for future policy benefits	4,830	5,645
Unearned premiums	61,134	17,329
Accounts payable and accrued expenses	17,685	(13,824)
Experience rated and other refunds	(12,156)	326
Income taxes payable	76,445	(11,191)
Other current liabilities	33,544	101,115
Accrued postretirement benefits	2,593	3,680
Other non-current liabilities	(4,056)	(1,274)

Net cash provided by operating activities	532,094	421,958

Cash flows from investing activities:
Investments purchased	(3,539,781)	(5,339,371)
Proceeds from investments sold and matured	3,467,193	4,394,694
Property and equipment purchased	(112,093)	(58,576)
Proceeds from property and equipment sold	36,126	5,306
Acquisition of new businesses, net of cash acquired	—	(27,708)
Additional cash used for prior period acquisitions	(13,116)	—
Proceeds from sale of business, net of cash sold	1,262	—

Net cash used in investing activities	(160,409)	(1,025,655)

Cash flows from financing activities:
Net (repayment) borrowing of commercial paper	(429,833)	149,504
Proceeds from termination of interest rate swap on 6 3/8% Notes due 2006	4,633	—
Change in advances on securities lending payable	(67,182)	580,843
Proceeds from issuance of Common Stock	47,081	88,216
Common Stock repurchased	—	(192,414)

Net cash (used) provided by financing activities	(445,301)	626,149

Net (decrease) increase in cash and cash equivalents	(73,616)	22,452
Cash and cash equivalents at beginning of period	1,030,327	1,355,616

Cash and cash equivalents at end of period	$956,711	$1,378,068

See the accompanying notes to the Consolidated Financial Statements.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

1.	Organization

WellPoint Health Networks Inc. (the “Company” or “WellPoint”) is one of the nation’s largest publicly traded managed health care companies. As of June 30, 2004, WellPoint had approximately 15.5 million medical members (including approximately 1.3 million BlueCard “host” members) and approximately 46.2 million specialty members. Host members are generally members who reside in a state in which a WellPoint subsidiary is the Blue Cross and/or Blue Shield licensee and who are covered under an employer-sponsored health plan issued by a non-WellPoint controlled Blue Cross and/or Blue Shield licensee. Through its subsidiaries, the Company offers a broad spectrum of network-based managed care plans to the large and small employer, individual, Medicaid and senior markets. The Company’s managed care plans include preferred provider organizations (“PPOs”), health maintenance organizations (“HMOs”), point-of-service (“POS”) plans, other hybrid plans and traditional indemnity plans. In addition, the Company offers managed care services, including underwriting, actuarial services, network access, medical management and claims processing. The Company also provides a broad array of specialty and other products and services including pharmacy benefits management, dental, vision, life insurance, preventive care, disability insurance, behavioral health, COBRA and flexible benefits account administration. With its recent acquisition of Cobalt Corporation, the Company now also offers workers’ compensation insurance products and is currently the largest Medicare Part A fiscal intermediary in the nation, processing claims for providers in all 50 states. The Company markets its products in California primarily under the name Blue Cross of California, in Georgia primarily under the name Blue Cross Blue Shield of Georgia, in most parts of Missouri (except Kansas City and surrounding counties) primarily under the name Blue Cross Blue Shield of Missouri, in Wisconsin primarily under the names Blue Cross Blue Shield of Wisconsin and CompcareBlue and in various parts of the country under the names UNICARE and HealthLink. These products are marketed by the Company’s various operating subsidiaries throughout the United States. The Company’s customer base is diversified, with extensive membership among large and small employer groups and individuals and in the Medicare and Medicaid markets.

2.	Basis of Presentation

The accompanying unaudited consolidated financial statements of WellPoint have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial reporting. In accordance with the rules and regulations of the SEC, certain footnotes or other financial information have been condensed or omitted if they substantially duplicate the disclosures contained in the Company’s annual audited financial statements. In the opinion of management, the interim financial statements reflect all material adjustments (which are of a normal recurring nature) necessary for a fair statement of its financial position as of June 30, 2004, the results of its operations for the quarters and six months ended June 30, 2004 and 2003, its changes in stockholders’ equity for the six months ended June 30, 2004 and its cash flows for the six months ended June 30, 2004 and 2003. The results of operations for the interim periods presented are not necessarily indicative of the

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

2.	Basis of Presentation (Continued)

operating results for the full year. These unaudited consolidated financial statements should be read together with the consolidated financial statements and notes included in the Company’s annual report on Form 10-K for the year ended December 31, 2003. The Company has reclassified certain prior year amounts in the accompanying unaudited consolidated financial statements to conform to the 2004 presentation.

3.	Stock-Based Compensation

At June 30, 2004, the Company had three stock-based employee compensation plans: the 1999 Stock Incentive Plan, the 2000 Employee Stock Option Plan and the Employee Stock Purchase Plan. The Company accounts for these plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related FASB interpretations. Accordingly, compensation cost for stock options under existing plans is measured as the excess, if any, of the quoted market price of the Company’s Common Stock at the date of the grant over the amount an employee must pay to acquire the stock. No stock-based employee compensation cost is reflected in net income related to stock options granted because options granted under those plans had an exercise price equal to the market value of the underlying Common Stock on the date of grant. In addition, no compensation expense is recorded for purchases under the Employee Stock Purchase Plan in accordance with APB No. 25.

Employee stock-based compensation included in reported net income includes restricted stock awards being amortized over the award’s vesting period. The vesting period is generally three years from the date of the grant. During the six months ended June 30, 2004, 565,000 restricted shares of Company Common Stock with purchase prices below current fair market value were granted to employees of the Company with a fair value at the date of grant of $57.6 million. During the quarter and six months ended June 30, 2004, the Company recorded approximately $4.8 million and $9.1 million, respectively, in vested stock-based compensation. During the quarter and six months ended June 30, 2003, the Company recorded approximately $0.2 million and $0.9 million, respectively, in vested stock-based compensation. As of June 30, 2004, total unearned compensation from all non-vested stock awards totaled $49.6 million.

The following table illustrates the pro forma effect on net income and earnings per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” as amended by Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure,” for the quarters and six months ended June 30, 2004 and 2003.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

3.	Stock-Based Compensation (Continued)

	Quarter Ended June 30,		Six Months Ended June 30,
(In millions, except per share amounts)	2004	2003	2004	2003
Net income—as reported	$299.9	$224.5	$595.1	$417.5
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	2.9	0.1	5.5	0.5
Less: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(31.9)	(18.2)	(61.5)	(35.4)

Net income—pro forma	$270.9	$206.4	$539.1	$382.6

Earnings per share—as reported	$1.92	$1.54	$3.84	$2.87
Earnings per share—pro forma	$1.74	$1.42	$3.48	$2.63
Earnings per share assuming full dilution—as reported	$1.86	$1.49	$3.71	$2.79
Earnings per share assuming full dilution—pro forma	$1.68	$1.37	$3.36	$2.56

The above pro forma disclosures may not be representative of the effects on reported pro forma net income for future years.

4.	Supplemental Significant Accounting Policies

Principles of Consolidation

All of the Company’s majority owned subsidiaries, including the Company’s 51% interest in a community health partnership network, are accounted for under the consolidation method of accounting as required under Statement of Financial Accounting Standards No. 94, “Consolidation of All Majority-Owned Subsidiaries” (“SFAS No. 94”). Joint ventures in which the Company owns a 50% interest are recorded under the equity method of accounting as required by SFAS No. 94. Other investments in which the Company owns less than 50% of the voting stock are recorded in accordance with Accounting Principles Board No. 18, “The Equity Method of Accounting for Investments in Common Stock” (“APB No. 18”). The Company maintains certain investments in enterprises in which the Company owns less than 20% of the voting stock that are accounted for under the equity method of accounting as a result of the Company’s ability to exert significant influence over the operating and financial policies of the enterprise, as defined in APB No. 18.”

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

4.	Supplemental Significant Accounting Policies (Continued)

Investments

The Company and certain of its subsidiaries participate in securities lending programs whereby the loaned marketable securities in the Company’s portfolio are transferred to borrowers (generally independent brokers or dealers) approved by the Company based on, among other things, their creditworthiness in exchange for collateral initially equal to at least 102% of the value of the securities on loan and is thereafter maintained at a minimum of 100% of the market value of the securities loaned. The market value of the securities on loan to each borrower is monitored daily and the borrower is required to deliver additional collateral if the market value of the collateral falls below 100% of the market value of the securities on loan. Under the guidance provided in Statement of Financial Accounting Standards No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” the Company recognizes the collateral as an asset under “securities lending collateral” on its balance sheet and the Company records a corresponding liability for the obligation to return the collateral to the borrower under “securities lending payable.”

Receivables, net

A Company subsidiary (the “PBM”) operates as a pharmacy benefit manager under the trade name WellPoint Pharmacy Management. The PBM contracts with pharmaceutical manufacturers, some of whom provide rebates based on use of the manufacturers’ products by the PBM’s affiliated and non-affiliated clients. The Company accrues rebates receivable on a monthly basis based on the terms of the applicable contracts, historical data and current estimates. The PBM bills these rebates to the manufacturers on a quarterly basis. The Company records rebates attributable to affiliated clients as a reduction to “health care services and other benefits.” Rebates attributable to non-affiliated clients are accrued as rebates receivable and a corresponding payable for the amounts of the rebates to be remitted to non-affiliated clients in accordance with their contracts is also recorded. The Company generally receives rebates between two to five months after billing.

5.	New Accounting Pronouncements

In December 2003, the FASB issued Statement of Financial Accounting Standards No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits - an amendment of FASB Statements No. 87, 88, and 106” (“SFAS No. 132R”). SFAS No. 132R retains the disclosure requirements contained in FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits” (“SFAS No. 132”), and also requires additional disclosures to those in the original SFAS No. 132 that a company is required to make in its annual and interim financial statements. Except as noted, disclosures required by SFAS No. 132R are effective for financial statements with fiscal years ending after December 15, 2003. The disclosure of estimated future benefit payments required by SFAS No. 132R is effective for fiscal years ending after June 15, 2004. The adoption of SFAS

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

5.	New Accounting Pronouncements (Continued)

No. 132R did not have a material effect on the consolidated financial statements of the Company.

On December 8, 2003, the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“MMA”) was signed into law. MMA introduced a voluntary Medicare Part D prescription drug benefit and created a new 28% federal subsidy for the sponsors of postretirement prescription drug benefits that are at least actuarially equivalent to the new Medicare Part D benefit. The Company has determined that it qualifies for the subsidy under MMA. In May 2004, the FASB issued FASB Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (“FSP FAS 106-2”). Under FSP FAS 106-2, sponsors must consider the two new features of MMA in measuring the accumulated postretirement benefit obligation (“APBO”) and net periodic postretirement benefit cost. In accordance with FSP FAS 106-2, the Company made a one-time election to recognize the impact of MMA as of December 31, 2003. Accordingly, any measures of the APBO and net periodic postretirement benefit cost in the Company’s Consolidated Financial Statements and the related footnotes for the year ended December 31, 2003 included the effects of MMA. The impact of the adoption of the FSP FAS 106-2 on the Company’s Consolidated Financial Statements as of December 31, 2003 resulted in a reduction in the APBO of $7.9 million. The reduction in the 2004 net periodic postretirement benefit cost for the quarter and six months ended June 30, 2004 was $0.3 million and $0.6 million, respectively.

6.	Acquisitions

On October 31, 2003, the Company completed its acquisition of Health Core, Inc. (“Health Core”). Health Core currently provides outcomes research services to health plans and pharmaceutical organizations. The purchase price and related acquisition costs of approximately $4.1 million plus an additional $3.5 million in scheduled future payments over the next three years exceeded the estimated fair value of net assets acquired by $6.4 million. Under the purchase method of accounting, the Company assigned this amount to goodwill. In addition, the terms of the transaction include a provision for additional contingent payments of up to $5.5 million based on Health Core achieving certain financial performance targets during 2005, 2006 and 2007. The final amount of goodwill may increase as a result of these contingent payments. The operating results for Health Core are included in WellPoint’s consolidated income statements for periods following the completion of the acquisition.

On September 24, 2003, the Company completed its acquisition of Cobalt, the parent company of Blue Cross Blue Shield of Wisconsin. Cobalt served approximately 675,000 medical members (excluding BlueCard “host” members) as of September 30, 2003. The transaction was effective as of September 30, 2003 for accounting purposes. The operating results for Cobalt are included in WellPoint’s consolidated income statement for periods following September 30, 2003. Under the terms of the transaction, total consideration paid to all holders of Cobalt common stock in the merger was approximately $427.5 million in cash and

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

6.	Acquisitions (Continued)

approximately 7.3 million newly issued shares of WellPoint Common Stock (which included approximately 2.1 million shares issued to affiliates). The total purchase price of approximately $884.9 million valued as of September 24, 2003 was used to purchase net assets with a fair value of approximately $251.0 million. Included in the total purchase price was $12.1 million used to retire Cobalt’s existing long-term debt at the time of acquisition. As a result of the acquisition of Cobalt, the Company incurred $37.1 million in expenses, primarily related to transaction costs. Generally accepted accounting principles require that these expenses, which are not associated with the generation of future revenues and have no future economic benefit, be reflected as assumed liabilities in the allocation of the purchase price to the net assets acquired. Estimated goodwill and other intangibles totaling $820.0 million includes $96.5 million of deferred tax liabilities relating to identified intangibles. Identified intangibles with definite useful lives are being amortized on a straight-line basis or the timing of related cash flows depending upon the expected amortization pattern over three to 23 years. The valuation of certain assets and liabilities and the implementation of the integration plan are not yet complete and, therefore, the allocation between goodwill and intangible assets recorded as of June 30, 2004 represents an estimate. As a result, the useful lives and method of amortization are only preliminary estimates. The current estimated purchase price allocation between goodwill and identifiable intangible assets is $578.7 million and $241.3 million, respectively. The entire estimated goodwill amount of $578.7 million is not deductible for tax purposes.

On June 30, 2003, the Company completed its acquisition of Golden West Health Plan, Inc. (“Golden West”) for a purchase price of approximately $30.4 million. Upon completion of the acquisition, Golden West had net assets with a fair value of approximately $0.4 million and served more than 275,000 dental and vision members. As a result of the acquisition of Golden West, the Company incurred $0.4 million in expenses primarily related to transaction costs. The estimated purchase price allocation between goodwill and identifiable intangible assets was $17.3 million and $13.0 million, respectively. The operating results for Golden West are included in WellPoint’s consolidated income statements for periods following the completion of the acquisition.

7.	Goodwill and Other Intangible Assets

In accordance with SFAS No. 142, the Company completed the annual evaluation of its goodwill and other intangible assets at December 31, 2003, and determined that there was no impairment loss.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

7.	Goodwill and Other Intangible Assets (Continued)

The changes in the carrying amount of goodwill by reportable segment are as follows:

(In thousands)	Health Care	Specialty	Corporate and Other	Consolidated
Balance as of January 1, 2003	$1,676,800	$14,971	$—	$1,691,771
Goodwill acquired during 2003	607,826	17,248	2,892	627,966
Final purchase accounting adjustments for RightCHOICE goodwill	1,471	—	—	1,471

Balance as of December 31, 2003	2,286,097	32,219	2,892	2,321,208
Purchase accounting adjustments for Cobalt goodwill	(29,118)	—	—	(29,118)
Other goodwill adjustments	—	46	3,515	3,561

Balance as of June 30, 2004	$2,256,979	$32,265	$6,407	$2,295,651

On October 31, 2003, WellPoint completed its acquisition of Health Core, as discussed in Note 6. As a result of the acquisition of Health Core, the Company recorded $6.4 million of goodwill as of June 30, 2004.

On September 24, 2003, WellPoint completed its acquisition of Cobalt, as discussed in Note 6. As a result of the acquisition of Cobalt, the Company recorded $578.7 million of goodwill and $241.3 million of identifiable intangible assets as of June 30, 2004. The valuation process is not yet complete and, therefore, the allocation between goodwill and other intangible assets recorded as of June 30, 2004 represents an estimate. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of Cobalt at cost as of June 30, 2004.

(In thousands)	Gross Carrying Value	Useful Life (in years)	Weighted Average Useful Life (in years)
Amortized intangible assets:
Provider relationships	$3,450	11 to 23	16.7
Customer contracts and related customer relationships	70,000	3 to 16	9.0

Total amortized intangible assets	73,450		9.4

Non-amortized intangible assets:
Provider relationships	552	Indefinite	Indefinite
Trade names and service marks	167,300	Indefinite	Indefinite

Total non-amortized intangible assets	167,852

Total other intangible assets	$241,302

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

7.	Goodwill and Other Intangible Assets (Continued)

On June 30, 2003, WellPoint completed its acquisition of Golden West, as discussed in Note 6. As a result of the acquisition of Golden West, the Company recorded $17.3 million of goodwill and $13.0 million of identifiable intangible assets as of June 30, 2004. The Company assumes no residual value for its amortizable intangible assets. The following table presents details of the acquired amortized and non-amortized intangible assets of Golden West at cost as of June 30, 2004.

(In thousands)	Gross Carrying Value	Useful Life (in years)	Weighted Average Useful Life (in years)
Amortized intangible assets:
Customer contracts and related customer relationships	$5,000	12	12.0

Total amortized intangible assets	5,000

Non-amortized intangible assets:
Trade names and service marks	8,000	Indefinite	Indefinite

Total non-amortized intangible assets	8,000

Total other intangible assets	$13,000

The gross carrying value, accumulated amortization and net carrying value of other intangible assets of the Company as of June 30, 2004 and December 31, 2003 were as follows:

(In thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
As of June 30, 2004
Amortized intangible assets:
Provider relationships	$33,424	$6,187	$27,237	10 to 25
Customer contracts and related customer relationships	427,974	133,019	294,955	1.5 to 20
Other	21,968	10,954	11,014	5 to 20

Total amortized intangible assets	483,366	150,160	333,206

Non-amortized intangible assets:
Provider relationships	17,674	98	17,576	Indefinite
Trade names and service marks	579,300	2,642	576,658	Indefinite

Total non-amortized intangible assets	596,974	2,740	594,234

Total other intangible assets	$1,080,340	$152,900	$927,440

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

7.	Goodwill and Other Intangible Assets (Continued)

(In thousands)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Amortization Period (in years)
As of December 31, 2003
Amortized intangible assets:
Provider relationships	$33,424	$5,349	$28,075	10 to 25
Customer contracts and related customer relationships	427,974	111,351	316,623	1.5 to 20
Other	21,968	9,946	12,022	5 to 20

Total amortized intangible assets	483,366	126,646	356,720

Non-amortized intangible assets:
Provider relationships	17,674	98	17,576	Indefinite
Trade names and service marks	579,300	2,642	576,658	Indefinite

Total non-amortized intangible assets	596,974	2,740	594,234

Total other intangible assets	$1,080,340	$129,386	$950,954

For the quarters ended June 30, 2004 and 2003, amortization expense relating to intangible assets was $11.7 million and $9.0 million, respectively. For the six months ended June 30, 2004 and 2003, amortization expense relating to intangible assets was $23.5 million and $18.1 million, respectively. The following table presents the Company’s estimated annual amortization expense for amortized intangible assets for each of the years ending December 31, 2004, 2005, 2006, 2007 and 2008 (amounts in thousands). These estimates were calculated based on the gross carrying value of amortized intangible assets as of June 30, 2004 using the applicable amortization period.

For year ending December 31, 2004	$47,028
For year ending December 31, 2005	43,648
For year ending December 31, 2006	37,102
For year ending December 31, 2007	32,412
For year ending December 31, 2008	28,945

8.	Pension Benefits

The Company maintains three non-contributory defined benefit pension plans. The Restated Employees’ Retirement Plan of Blue Cross of California (the “BCC Plan”) covers employees of a collective bargaining unit. The WellPoint Health Networks Inc. Pension Accumulation Plan (the “WellPoint Pension Plan”), which was established on January 1, 1987, covers all eligible employees (employees covered under a collective bargaining agreement participate if the terms of the collective bargaining agreement provides for such participation) meeting certain age and service requirements. In addition, with the completion of the acquisition of Cobalt, WellPoint became the sponsor of Cobalt’s UGS Pension Plan (“UGS Plan”). The UGS

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

8.	Pension Benefits (Continued)

Plan provides retirement benefits to covered employees based primarily on compensation and years of service. Plan assets are invested primarily in pooled income funds. The Company’s policy is to fund its plans according to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and applicable income tax regulations. The Company uses the projected unit credit method of cost determination. In October 2003, the Company amended the WellPoint Pension Plan effective January 1, 2004. Beginning January 1, 2004, employees who are of age 50 and over, with combined age and service totaling 65 or higher as of December 31, 2003, will continue to earn future contributions under the WellPoint Pension Plan based on eligible compensation. For other employees, the funds in their pension account earned through December 31, 2003 will continue to accrue interest. However, there will be no additional contributions based on the employee’s earnings after December 31, 2003. Once the employee becomes vested (after five years of service), the employee will be eligible to receive a benefit from the WellPoint Pension Plan at retirement or termination based on his or her account balance as of December 31, 2003 plus accrued interest. Employees hired after December 31, 2003 will not be eligible to participate in the WellPoint Pension Plan.

Estimated net periodic pension expense for the Company’s defined benefit pension plans included the following components:

	Quarter Ended June 30,
(In thousands)	2004	2003
Service cost—benefits earned	$1,809	$4,888
Interest cost on projected benefits obligations	7,732	4,910
Expected return on plan assets	(8,411)	(4,902)
Amortization of prior service cost	29	24
Recognized net actuarial loss	2,308	2,206
Curtailment charge	—	310

Net periodic pension expense	$3,467	$7,436

	Six Months Ended June 30,
(In thousands)	2004	2003
Service cost—benefits earned	$3,702	$9,776
Interest cost on projected benefits obligations	13,414	9,820
Expected return on plan assets	(15,373)	(9,804)
Amortization of prior service cost	48	48
Recognized net actuarial loss	4,005	4,412
Curtailment charge	—	620

Net periodic pension expense	$5,796	$14,872

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

8.	Pension Benefits (Continued)

Based on the funded status of all of WellPoint’s pension plans, during 2004 the Company expects to contribute approximately $14.0 million and $0.6 million to the WellPoint Pension Plan and BCC Plan, respectively. No contributions are projected to be made for the UGS Plan during 2004. During the six months ended June 30, 2004, $5.1 million in contributions were made to WellPoint’s pension plans.

9.	Long-Term Debt

The carrying amount of the Company’s long-term indebtedness consisted of the following:

(In thousands)	June 30, 2004	December 31, 2003
6 3/8% Notes due 2006	$454,191	$459,366
6 3/8% Notes due 2012	349,103	349,068
Commercial paper program	—	429,833

Total long-term debt	$803,294	$1,238,267

6 3/8% Notes due 2012

On January 16, 2002, the Company issued $350.0 million aggregate principal amount at maturity of 6 3/8% Notes due January 15, 2012 (the “2012 Notes”). The net proceeds of this offering totaled approximately $348.9 million. The 2012 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on January 15 and July 15 of each year commencing July 15, 2002. Interest is computed on the basis of a 360-day year of twelve 30-day months. At June 30, 2004 and December 31, 2003, the Company had $349.1 million, (based upon the principal amount of $350.0 million less unamortized discount) of 2012 Notes outstanding. The related interest expense and amortization of discount and issue costs for each of the quarters ended June 30, 2004 and 2003 totaled $5.7 million. The related interest expense and amortization of discount and issue costs for each of the six months ended June 30, 2004 and 2003 totaled $11.4 million.

The 2012 Notes may be redeemed, in whole or in part, at the Company’s option at any time. The redemption price for any 2012 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2012 Notes being redeemed on the redemption date; or 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2012 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury rate as determined by the Reference Treasury Dealer (J.P. Morgan Securities Inc. or Deutsche Banc Alex Brown or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2012 Notes to the redemption date.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

9.	Long-Term Debt (Continued)

6 3/8% Notes due 2006

On June 15, 2001, the Company issued $450.0 million aggregate principal amount at maturity of 6 3/8% Notes due June 15, 2006 (the “2006 Notes”). The net proceeds of this offering totaled approximately $449.0 million. The net proceeds from the sale of the 2006 Notes were used for repayment of indebtedness under the Company’s revolving credit facilities. The 2006 Notes bear interest at a rate of 6 3/8% per annum, payable semi-annually in arrears on June 15 and December 15 of each year commencing December 15, 2001. Interest is computed on the basis of a 360-day year of twelve 30-day months. At June 30, 2004 and December 31, 2003, the Company had $449.6 million and $449.5 million, respectively, (based upon the principal amount of $450.0 million less unamortized discount) of 2006 Notes outstanding. The related interest expense and amortization of discount and issue costs for each of the quarters ended June 30, 2004 and 2003 was $7.5 million. The related interest expense and amortization of discount and issue costs for each of the six months ended June 30, 2004 and 2003 was $14.9 million.

The 2006 Notes may be redeemed, in whole or in part, at the Company’s option at any time. The redemption price for any 2006 Notes redeemed will be equal to the greater of the following amounts: 1) 100% of the principal amount of the 2006 Notes being redeemed on the redemption date; or 2) the sum of the present values of the remaining scheduled payments of principal and interest on the 2006 Notes being redeemed on that redemption date (not including any portion of any payments of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury rate as determined by the designated Reference Treasury Dealer (Salomon Smith Barney Inc. or UBS Warburg LLC or their respective successors), plus 25 basis points. In each case, the redemption price will also include accrued and unpaid interest on the 2006 Notes to the redemption date.

With the intention of reducing the interest expense associated with the 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a floating rate based on the London InterBank Offered Rate (“LIBOR”). In anticipation of the completion of the pending merger with Anthem, Inc. (“Anthem”), in June 2004 the Company terminated this interest rate swap agreement and received proceeds of $4.6 million. No gain was recognized under this transaction since the accounting adjustment to the carrying amount of the 2006 Notes of $4.6 million is treated as a premium and will be amortized as a reduction to interest expense over the remaining life of the 2006 Notes (through June 15, 2006). Prior to the termination of the interest rate swap agreement, the Company recognized settlement income of $1.0 million and $2.0 million, respectively, for the quarters ended June 30, 2004 and 2003, which offset the Company’s interest expense for these periods. For the six months ended June 30, 2004 and 2003, the Company recognized settlement income of $2.9 million and $3.9 million, respectively, from this interest rate swap agreement (see Note 10).

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

9.	Long-Term Debt (Continued)

The 2012 and 2006 Notes are unsecured obligations and rank equally with all of the Company’s existing and future senior unsecured indebtedness. All existing and future liabilities of the Company’s subsidiaries are and will be effectively senior to the 2012 and 2006 Notes. The indenture governing the 2012 and 2006 Notes contains a covenant that limits the ability of the Company and its subsidiaries to create liens on any of their property or assets to secure certain indebtedness without also securing the indebtedness under the 2012 and 2006 Notes.

Revolving Credit Facility

Effective as of March 30, 2001, the Company entered into two unsecured revolving credit facilities allowing aggregate indebtedness of $1.0 billion in principal amount. Borrowings under these facilities (which are generally referred to collectively as the Company’s “revolving credit facility”) bear interest at rates determined by reference to the bank’s base rate or LIBOR plus a margin determined by reference to the then-current rating of the Company’s unsecured long-term debt by specified rating agencies. A facility fee based on the facility amount, regardless of utilization, is payable quarterly. The facility fee rate is also determined by the senior unsecured long-term debt ratings by specified rating agencies. One facility, which provides for borrowings not to exceed $750.0 million at any time outstanding, expires on March 30, 2006, although it may be extended for up to two additional one-year periods under certain circumstances. The other facility, which provides for borrowings not to exceed $250.0 million at any time outstanding, expires on March 25, 2005. Any amount outstanding under this facility as of March 25, 2005 may be converted into a one-year term loan at the option of the Company and will bear interest at rates determined by reference to the bank’s base rate or LIBOR plus a margin determined by reference to the then-current rating of the Company’s unsecured long-term debt by specified rating agencies, plus 0.125% until paid in full.

Loans under the $250.0 million facility are made on a committed basis. Loans under the $750.0 million facility are made on a committed basis or pursuant to an auction bid process. The $750.0 million facility also contains sublimits for letters of credit and “swingline” loans. Each credit agreement requires the Company to maintain certain financial ratios and contains restrictive covenants, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of June 30, 2004 and December 31, 2003, the Company had no amounts outstanding under the revolving credit facility.

Commercial Paper Program

In April 2002, the Company commenced a commercial paper program providing for the issuance of up to $1.0 billion in aggregate maturity value of short-term indebtedness (known generally as “commercial paper”). The commercial paper is being issued by the Company without registration under the Securities Act of 1933, as amended (the “1933 Act”) in reliance

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

9.	Long-Term Debt (Continued)

upon the exemption from registration contained in Section 4(2) of the 1933 Act. The commercial paper is issued in denominations of $100,000 or integral multiples of $1,000 in excess thereof and will bear such interest rates, if interest-bearing, or will be sold at such discount from their face amounts, as agreed upon by the Company and the dealer or dealers acting in connection with the commercial paper program. The commercial paper may be issued with varying maturities up to a maximum of 270 days from the date of issuance.

As of December 31, 2003, outstanding commercial paper totaled approximately $429.8 million. The average maturity for the commercial paper was 43 days as of December 31, 2003. The weighted average yield on the outstanding commercial paper as of December 31, 2003 was 1.25%. The Company’s intent was to maintain commercial paper borrowings of at least the amount outstanding at December 31, 2003 for more than one year. Statement of Financial Accounting Standards No. 6, “Classification of Short-Term Obligations Expected to Be Refinanced” (“SFAS No. 6”) provides that a company may classify a short-term obligation as a long-term liability if the company intends to refinance the short-term obligation on a long-term basis and if the company has the ability to consummate such refinancing on a long-term basis. SFAS No. 6 states that refinancing a short-term obligation on a long-term basis means either replacing it with a long-term obligation or replacing it with short-term obligations for an uninterrupted period extending beyond one year from the date of a company’s balance sheet. SFAS No. 6 further states that the company’s ability to consummate a refinancing is demonstrated where (i) the company has entered into a financing agreement that does not expire within the year following the applicable balance sheet date, (ii) the financing agreement is not cancelable (and the obligations incurred thereunder are not callable) during such period except as a result of noncompliance, (iii) there is no violation of the financing agreement on the applicable balance sheet date or prior to issuance of such balance sheet, and (iv) the company expects the financing parties to be financially capable of honoring the agreement.

Management believes that the Company has met the SFAS No. 6 requirements for its commercial paper borrowings as of December 31, 2003 to be classified as a long-term liability because the Company’s practice and intent since the inception of the commercial paper program in April 2002 has been to replace the short-term commercial paper outstanding at expiration with additional short-term commercial paper for an uninterrupted period extending for more than one year or with borrowings under the Company’s credit facilities. Regarding the Company’s ability to consummate the refinancing, (i) the commercial paper and credit facility agreements will not expire prior to December 31, 2004, (ii) the commercial paper and credit facility agreements are not cancelable (and the obligations incurred thereunder are not callable) prior to December 31, 2004 unless the Company has defaulted, (iii) there was no violation under the commercial paper and credit facility agreements during the relevant period, and (iv) the financing entities under the commercial paper and credit facility agreements are institutions that must meet certain criteria selected by the Company and the Company expects all such financing entities to be financially capable of honoring their commitments under the commercial paper and credit facility agreements. Accordingly, for financial reporting

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

9.	Long-Term Debt (Continued)

purposes, the Company classified its outstanding commercial paper balance under non-current liabilities in the Company’s Consolidated Balance Sheet at December 31, 2003. The related interest expense for the quarters ended June 30, 2004 and 2003 was $1.0 million and $1.5 million, respectively. The related interest expense for the six months ended June 30, 2004 and 2003 was $2.3 million and $2.6 million, respectively.

The Company is currently subject to a pending merger with Anthem, Inc. Under the merger agreement with Anthem, the Company is obligated to repurchase or otherwise retire any outstanding commercial paper prior to the closing of the merger. In June 2004, in anticipation of the merger closing, the Company repaid the entire outstanding balance under the commercial paper program.

Debt Covenants

The Company’s revolving credit facility requires the maintenance of certain financial ratios and contains other restrictive covenants, including restrictions on the incurrence of additional indebtedness by subsidiaries and the granting of certain liens, limitations on acquisitions and investments and limitations on changes in control. As of June 30, 2004 and December 31, 2003, the Company was in compliance with the requirements in these agreements.

10.	Hedging Activities

The Company maintains an interest rate risk management strategy that uses derivative instruments to minimize significant, unanticipated earnings fluctuations caused by interest rate volatility. The Company’s goal is to maintain a balance between fixed and floating interest rates on its long-term debt.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates. The Company manages exposure to market risk associated with interest rate contracts by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company uses interest rate swap agreements to manage interest rate exposures. The principal objective of such contracts is to minimize the risks and/or costs associated with financial and investing activities. The Company does not use derivative financial instruments for speculative purposes. The counterparties to these contractual arrangements are major financial institutions with which the Company also has other financial relationships. These counterparties expose the Company to credit loss in the event of non-performance. However, the Company does not anticipate non-performance by the other parties. As of December 31, 2003, the Company reported a derivative asset of $9.9 million on an interest rate swap agreement that the company designated as a fair value hedge on its 2006 Notes. In June 2004, the Company terminated this interest rate swap agreement and received proceeds of $4.6 million (see further discussion below). As of June 30, 2004, the Company was not party to any effective interest rate swap agreements.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

10.	Hedging Activities (Continued)

Fair Value Hedges

With the intention of reducing the interest expense associated with the 2006 Notes, the Company, on January 15, 2002, entered into a $200.0 million notional amount interest rate swap agreement. The swap agreement is a contract to exchange a fixed 6 3/8% rate for a LIBOR-based floating rate. The swap agreement expires June 15, 2006. As discussed above, in anticipation of the completion of the pending merger with Anthem, in June 2004 the Company terminated this interest rate swap agreement and received proceeds of $4.6 million. No gain was recognized under this transaction since the accounting adjustment to the carrying amount of the 2006 Notes of $4.6 million is treated as a premium and will be amortized as a reduction to interest expense over the remaining life of the 2006 Notes (through June 15, 2006). Prior to the termination of the interest rate swap agreement, the Company recognized settlement income of $1.0 million and $2.0 million, respectively, for the quarters ended June 30, 2004 and 2003, which offset the Company’s interest expense for these periods. For the six months ended June 30, 2004 and 2003, the Company recognized settlement income of $2.9 million and $3.9 million, respectively.

Cash Flow Hedges

The Company has entered into interest rate swap agreements to reduce the impact of changes in interest rates on its floating rate debt under its revolving credit facility. The swap agreements were contracts to exchange variable-rate for fixed-rate interest payments without the exchange of the underlying notional amounts.

In September 2002, the Company terminated and settled its $150.0 million and $50.0 million notional amount interest rate swap agreements with original expiration dates of October 17, 2003 and October 17, 2006, respectively. At termination, the Company paid $17.6 million, of which $1.8 million was accrued interest and the remaining $15.8 million represented the fair value of the swap agreements at the time of termination. The fair value of the swap agreements was reflected in accumulated other comprehensive income and will be amortized as a reduction to investment income on a straight-line basis over the shorter of the original expiration dates of the interest rate swap agreements or the expected cash flows of the commercial paper program. The fair value of the $150.0 million and $50.0 million notional amount swap agreements, at termination, were $8.0 million and $7.8 million, respectively. Amortization of other comprehensive income related to the terminated swaps on a pre-tax basis for the quarters ended June 30, 2004 and 2003 totaled $0.5 million and $2.3 million, respectively, and $0.3 million and $1.4 million on an after-tax basis for the same periods, respectively. Amortization of other comprehensive income related to the terminated swaps on a pre-tax basis for the six months ended June 30, 2004 and 2003 totaled $1.0 million and $4.7

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

10.	Hedging Activities (Continued)

million, respectively, and $0.6 million and $2.8 million on an after-tax basis for the same periods, respectively.

For the year ended December 31, 2003, the fair value of the $150.0 million notional amount swap agreement in other comprehensive income was fully amortized. The unamortized pre-tax amount in other comprehensive income related to the $50.0 million notional amount swap agreement as of June 30, 2004 and December 31, 2003 totaled $4.4 million and $5.4 million, respectively.

11.	Earnings Per Share

The following is an illustration of the dilutive effect of the Company’s potential Common Stock on earnings per share. Outstanding stock options for which the exercise price was greater than the average market per share price of Common Stock were 75,000 and 410,000, for the quarters ended June 30, 2004 and 2003, respectively, and 1,114,000 and 523,000, for the six months ended June 30, 2004 and 2003, respectively. Since the effect of these options was antidilutive, they have been excluded from the computation of the diluted earnings per share below.

	Quarter Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2004	2003	2004	2003
Numerator

Net Income	$299,935	$224,469	$595,156	$417,522

Denominator

Weighted average shares outstanding	155,823	145,711	154,881	145,662
Net effect of dilutive stock options	5,340	4,506	5,399	4,035

Fully-diluted weighted average shares outstanding	161,163	150,217	160,280	149,697

Earnings Per Share	$1.92	$1.54	$3.84	$2.87
Earnings Per Share Assuming Full Dilution	$1.86	$1.49	$3.71	$2.79

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

12.	Comprehensive Income

The following summarizes comprehensive (loss) income reclassification adjustments for the six months ended June 30, 2004 and 2003:

	Six Months Ended June 30,
(In thousands)	2004	2003
Investment Securities:
Net holding (loss) gain on investment securities arising during the period, net of tax benefit (expense) of $29,680 and $(56,445)	$(50,553)	$83,505
Reclassification adjustment for realized gain on investment securities, net of tax expense of $6,682 and $2,751	10,024	4,233

Net (loss) gain recognized in other comprehensive income, net of tax benefit (expense) of $22,998 and $(59,196)	$(40,529)	$87,738

13.	Business Segment Information

The Company maintains the following two reportable segments: Health Care and Specialty. The Health Care segment, prior to the acquisition of Cobalt, was an aggregation of four operating segments: California, Central, Georgia and Senior/State-Sponsored Programs. With the acquisition of Cobalt on September 24, 2003, the Health Care segment increased to five operating segments with the addition of the Wisconsin region. These Health Care operating segments all have similar characteristics and meet the following five aggregation criteria as defined under paragraph 17 of Statement of Financial Accounting Standards No. 131, “Disclosures About Segments of an Enterprise and Related Information” (“SFAS No. 131”):

(1)	All operating segments provide similar health care products to similar customer types. WellPoint generally markets the same health care products across the country for each of its customer groups.

(2)	The production processes are substantially similar for all operating segments as they support similar customer groups and products.

(3)	Each operating segment has the same class of customers, primarily large employer groups and individual and small employer groups.

(4)	Each operating segment has similar distribution channels that are used for each of the customer types. Large employer group products are distributed primarily through health care consultants and brokers, while individual and small group products are distributed through agents or through captive sales forces. These methods are similar across geographies.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

13.	Business Segment Information (Continued)

(5)	The health care industry is highly regulated at both the federal and state levels. All of the geographies must comply with the same federal regulations. While each state’s laws are in some respects unique, many states have similar laws and regulations applicable to managed care and insurance companies.

The Company’s focus on regional concentration allows management to understand and meet customer needs while effectively managing the cost structure. The Company’s chief operating decision maker (Chief Executive Officer) reviews the results of operations on a regular basis and holds each Division President accountable for his or her segment’s operating results. These operating segments composing the Health Care segment provide a broad spectrum of network-based health plans, including PPOs, HMOs, POS plans, other hybrid plans and traditional indemnity plans, to large and small employers and individuals as well as other health care-related products, such as vision, preventive care, COBRA and flexible benefits account administration. The Specialty business is maintained as a separate segment providing an array of specialty products, including pharmacy benefits management, dental, life insurance, disability insurance, behavioral health, workers’ compensation insurance products and workers’ compensation managed care services. Amounts under the heading “Corporate and Other” include net investment income, general and administrative expense and interest expense not allocable to the reportable segments. Also included in Corporate and Other are the operating results from the Company’s captive general insurance agency and other non-core strategic businesses, which have not met the quantitative thresholds for an operating segment under SFAS No. 131.

The accounting policies of the segments are consistent with generally accepted accounting principles in the United States. The following tables present segment information for the Health Care and Specialty segments for the quarters and six months ended June 30, 2004 and 2003.

Intersegment revenues include internal pharmaceutical sales by the Company’s mail order pharmacy to the Health Care segment’s members, utilization review fees (primarily related to behavioral health services) and claims and rebate processing fees recognized by the Specialty segment for pharmacy benefit management services provided to the Health Care segment. For the quarter and six months ended June 30, 2004, pharmaceutical sales totaled $120.0 million and $232.0 million, respectively, and utilization review fees and claims and rebate processing fees totaled $23.7 million and $47.0 million, respectively. For the quarter and six months ended June 30, 2003, pharmaceutical sales totaled $105.7 million and $198.8 million, respectively, and utilization review fees and claims and rebate processing fees totaled $21.2 million and $42.8 million, respectively. All intersegment transactions are eliminated in consolidation under the caption “Corporate and Other.”

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

13.	Business Segment Information (Continued)

Quarter Ended June 30, 2004

(In thousands)	Health Care	Specialty	Corporate and Other	Consolidated
Premium revenue	$5,222,405	$185,579	$—	$5,407,984
Management services and other revenue	251,061	49,803	3,037	303,901

Total revenue from external customers	5,473,466	235,382	3,037	5,711,885
Intersegment revenues	—	143,727	(143,727)	—

Segment net income (loss)	$256,472	$43,883	$(420)	$299,935

Quarter Ended June 30, 2003

(In thousands)	Health Care	Specialty	Corporate and Other	Consolidated
Premium revenue	$4,519,126	$135,728	$—	$4,654,854
Management services and other revenue	186,551	34,253	662	221,466

Total revenue from external customers	4,705,677	169,981	662	4,876,320
Intersegment revenues	—	126,858	(126,858)	—

Segment net income (loss)	$198,074	$33,312	$(6,917)	$224,469

Six Months Ended June 30, 2004

(In thousands)	Health Care	Specialty	Corporate and Other	Consolidated
Premium revenue	$10,295,136	$369,151	$—	$10,664,287
Management services and other revenue	505,974	98,696	5,407	610,077

Total revenue from external customers	10,801,110	467,847	5,407	11,274,364
Intersegment revenues	—	279,048	(279,048)	—

Segment net income	$510,817	$78,883	$5,456	$595,156

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

13.	Business Segment Information (Continued)

Six Months Ended June 30, 2003

(In thousands)	Health Care	Specialty	Corporate and Other	Consolidated
Premium revenue	$8,936,591	$266,568	$—	$9,203,159
Management services and other revenue	375,085	71,220	1,332	447,637

Total revenue from external customers	9,311,676	337,788	1,332	9,650,796
Intersegment revenues	—	241,525	(241,525)	—

Segment net income (loss)	$371,114	$65,020	$(18,612)	$417,522

14.	Related Party Transactions

In December 2000, the Company formed the WellPoint Foundation (the “Foundation”), a non-profit organization exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code. The purpose of the Foundation is to improve the health and well-being of individuals in the communities served by the Company and its subsidiaries. The Foundation’s Board of Directors is composed solely of persons who are also officers of the Company. No commitments and contributions were made to the Foundation during the quarter ended June 30, 2004. For the six months ended June 30, 2004, the Company committed and contributed $15.0 million to the Foundation. For the quarter and six months ended June 30, 2003, the Company committed and contributed $10.0 million and $20.0 million, respectively, to the Foundation. As of June 30, 2004 and December 31, 2003, the Company did not have any outstanding commitments payable to the Foundation. The Company currently has no legal obligations for any future commitments to the Foundation.

15.	Contingencies

From time to time, the Company and certain of its subsidiaries are parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of business. The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. The Company is, in its ordinary course of business, subject to the claims of its enrollees arising out of decisions to restrict treatment or reimbursement for certain services. The loss of even one such claim, if it results in a significant punitive damage award, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims.

In May 2000, the California Medical Association filed a lawsuit in U.S. district court in San Francisco against BCC. The lawsuit alleges that BCC violated the Racketeer Influenced and Corrupt Organizations Act (“RICO”) through various misrepresentations to and inappropriate

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

15.	Contingencies (Continued)

actions against health care providers. In late 1999, a number of class-action lawsuits were brought against several of the Company’s competitors alleging, among other things, various misrepresentations regarding their health plans and breaches of fiduciary obligations to health plan members. In August 2000, the Company was added as a party to Shane v. Humana, et al., a class-action lawsuit brought on behalf of health care providers nationwide. In addition to the RICO claims brought in the California Medical Association lawsuit, this lawsuit also alleges violations of ERISA, federal and state “prompt pay” regulations and certain common law claims. In October 2000, the federal Judicial Panel on Multidistrict Litigation issued an order consolidating the California Medical Association lawsuit, the Shane lawsuit and various other pending managed care class-action lawsuits against other companies before District Court Judge Federico Moreno in the Southern District of Florida for purposes of the pretrial proceedings. In March 2001, Judge Moreno dismissed the plaintiffs’ claims based on violation of RICO, although the dismissal was made without prejudice to the plaintiffs’ ability to subsequently refile their claims. Judge Moreno also dismissed, with prejudice, the plaintiffs’ federal prompt pay law claims. On March 26, 2001, the plaintiffs filed an amended complaint in its lawsuit, alleging, among other things, revised RICO claims and violations of California law. On May 3, 2001, the defendants filed a motion to dismiss this amended complaint. On May 9, 2001, Judge Moreno issued an order requiring that all discovery in the litigation be completed by December 2001, with the exception of discovery related to expert witnesses, which was to be completed by March 15, 2002. In June 2001, the federal Court of Appeals for the 11th Circuit issued a stay of Judge Moreno’s discovery order, pending a hearing before the Court of Appeals on the Company’s appeal of its motion to compel arbitration (which had earlier been granted in part and denied in part by Judge Moreno). The hearing was held in January 2002 and, in March 2002, the Court of Appeals panel issued an opinion affirming Judge Moreno’s earlier action with respect to the motion to compel arbitration. The Company filed a motion requesting a rehearing of the matter before the entire 11th Circuit Court of Appeals, which motion was denied by the 11th Circuit Court of Appeals in June 2002. On July 29, 2002, Judge Moreno issued an order providing that discovery in the case would be allowed to re-commence on September 30, 2002. On September 26, 2002, Judge Moreno issued an additional order certifying a nationwide class of physicians in the Shane matter, setting a trial date in May 2003 and ordering the parties to participate in non-binding mediation. In October 2002, the defendants, among other things, moved to compel arbitration of most claims (which motion was granted in part in September 2003). In October 2002, the Company also filed a motion with the 11th Circuit Court of Appeals seeking to appeal Judge Moreno’s class-certification order. The motion was granted. The 11th Circuit heard oral argument on September 11, 2003 on the Company’s appeal. A mediator has been appointed by Judge Moreno and the parties are currently conducting court-ordered mediation. On April 30, 2004, Judge Moreno set a new trial date in March 2005 and extended the deadline for expert discovery to September 29, 2004, which may be further extended.

In March 2002, the American Dental Association and three individual dentists filed a lawsuit in U.S. district court in Chicago against the Company and BCC. This lawsuit alleges that WellPoint and BCC engaged in conduct that constituted a breach of contract under ERISA,

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

15.	Contingencies (Continued)

trade libel and tortious interference with contractual relations and existing and prospective business expectancies. The lawsuit seeks class-action status. The Company filed a motion (which was granted in July 2002) with the federal Judicial Panel on Multidistrict Litigation requesting that the proceedings in this case be consolidated with a similar action brought against other managed care companies that has been consolidated with the Shane lawsuit. The case is currently stayed.

In May 2003, a lawsuit entitled Thomas, et al. v. Blue Cross and Blue Shield Association, et al. was filed in the U.S. District Court in the Southern District of Florida. The attorneys representing the plaintiffs in the lawsuit are primarily the attorneys representing the plaintiffs in the Shane litigation described above. The defendants in Thomas are the Company’s Blue Cross and Blue Shield-licensed subsidiaries, the BCBSA and all of the other current Blue Cross and Blue Shield licensees. The lawsuit alleges that each of the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. The case has been assigned to Judge Moreno. The defendants have moved to compel arbitration and to dismiss the complaint. Class-certification discovery has been initiated and is on-going. The deadline for class-certification discovery is December 31, 2004.

On March 26, 2003, a lawsuit entitled Irwin v. AdvancePCS, et al. was filed in the California Superior Court in Alameda County, California. WellPoint and certain of its wholly owned subsidiaries are named as defendants in the lawsuit. The complaint alleges that the defendants violated California Business and Professions Code Section 17200 by engaging in unfair, fraudulent and unlawful business practices. The complaint alleges, among other things, that pharmacy benefit management companies (such as the Company’s subsidiary that does business under the tradename WellPoint Pharmacy Management) engage in unfair practices such as negotiating discounts in prices of drugs from pharmacies and negotiating rebates from drug manufacturers and retaining such discounts and rebates for their own benefit. The complaint also alleges that drugs are included in formularies in exchange for rebates and that the defendants charge patient co-payments that exceed the actual cost of generic drugs.

In early 2003, a lawsuit entitled Knecht v. Cigna, et al. was filed in U.S. District Court in Oregon. This litigation has subsequently been transferred to Judge Moreno of the U.S. District Court for the Southern District of Florida. This litigation is a putative class action lawsuit on behalf of chiropractors in the western United States. The Company is a named defendant in the lawsuit. The lawsuit alleges that each of the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. The case is currently stayed.

In October 2003, a lawsuit entitled Solomon, et al. v. Cigna, et al. was filed in the U.S. District Court in the Southern District in Florida. The Company is a named defendant in this lawsuit. This lawsuit is also a putative class action brought on behalf of chiropractors, podiatrists and certain other types of health care practitioners nationwide. This lawsuit also alleges that the defendants engaged in similar activities and conduct as that alleged in the Shane litigation. On December 15, 2003, this lawsuit was transferred to Judge Moreno, and the case was

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

15.	Contingencies (Continued)

consolidated with the Knecht lawsuit for pre-trial purposes. Both of these cases are currently stayed. In December 2003, the plaintiffs in Solomon, et al. v. Cigna, et al. filed a similar lawsuit against the Company, the Company’s Blue Cross and Blue Shield-licensed subsidiaries, the BCBSA and all of the other current Blue Cross and Blue Shield licensees. The lawsuit is entitled Solomon, et al. v. Blue Cross and Blue Shield Association, et al. and was filed in the U.S. District Court in the Southern District in Florida. On January 7, 2004, this lawsuit was transferred to Judge Moreno. On March 9, 2004, Judge Moreno issued an order restoring this case to the active docket and placing it on a coordinated track with the Thomas lawsuit.

The financial and operational impact that these and other evolving theories of recovery will have on the managed care industry generally, or the Company in particular, is at present unknown.

Prior to the Company’s acquisition of the GBO, John Hancock Mutual Life Insurance Company (“John Hancock”) entered into a number of reinsurance arrangements with respect to personal accident insurance and the occupational accident component of workers’ compensation insurance, a portion of which was originated through a pool managed by Unicover Managers, Inc. Under these arrangements, John Hancock assumed risks as a reinsurer and transferred certain of such risks to other companies. These arrangements have become the subject of disputes, including a number of legal proceedings to which John Hancock is a party. The Company is currently in arbitration with John Hancock regarding these arrangements. The Company believes that it has a number of defenses to avoid any ultimate liability with respect to these matters and believes that such liabilities were not transferred to the Company as part of the GBO acquisition. However, if the Company were to become subject to such liabilities, the Company could suffer losses that might have a material adverse effect on its financial condition, results of operations or cash flows.

A stockholder class action lawsuit was filed in the Superior Court of Ventura County, California on October 28, 2003 against the Company and its board of directors. The lawsuit, which is entitled Abrams v. WellPoint Health Networks Inc., et al., alleges that the Company’s directors breached their fiduciary duties to stockholders by approving an Agreement and Plan of Merger with Anthem while in possession of non-public information regarding the Company’s financial results for the third quarter of 2003. The lawsuit seeks to enjoin the Company from consummating the merger with Anthem, unless the Company adopts and implements a process for obtaining the highest possible price for stockholders, and to rescind any terms of the Agreement and Plan of Merger that have already been implemented. On May 7, 2004, WellPoint and the plaintiff signed a memorandum of understanding regarding a potential settlement of the action. The potential settlement contemplated by the memorandum of understanding involves WellPoint agreeing to provide certain additional disclosures on several matters in the joint proxy statement/prospectus sent to WellPoint’s stockholders beyond those contained in the preliminary proxy statement/prospectus. The settlement would also provide for the payment by WellPoint of $2.25 million to the plaintiff’s counsel for fees and

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

15.	Contingencies (Continued)

costs (subject to court approval). No part of the settlement costs will be paid by the WellPoint directors individually. The settlement would not involve any admissions of breaches of fiduciary duty or other wrongdoing by WellPoint or any of its directors. The settlement and payment of the plaintiff’s counsel fees would be conditioned upon, among other things, completion of the merger. Any final settlement agreement signed by the parties must be approved by the Superior Court judge assigned to the matter. While WellPoint expects to diligently negotiate the terms of a final settlement agreement, there can be no assurances that a settlement agreement will be signed.

Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, the Company believes that the final outcome of all such proceedings should not have a material adverse effect on the Company’s results of operations, cash flows or financial condition.

The Company and its subsidiaries are party to a variety of agreements entered into in the ordinary course of business that contain standard indemnity provisions obligating the Company or such subsidiary to indemnify third parties for certain costs and expenses incurred by such parties in connection with such agreements. These agreements include, for example, vendor contracts, underwriting and loan agreements, consulting agreements and agreements for other services, such as custodial arrangements with respect to certain of the Company’s assets. The maximum amount of potential future payments pursuant to these standard indemnity provisions cannot be estimated because the amount of costs and expenses that may be incurred by the indemnified parties is unknown.

In connection with the formation in 2000 of a joint venture providing Medicaid services in Puerto Rico, the Company agreed under certain circumstances to provide additional funds to the joint-venture entity. The Company agreed that it would make a capital contribution to the joint venture of up to 80% of any amount necessary to increase the entity’s capital to meet minimum regulatory capital requirements if (i) applicable law or regulation requires an increase in the entity’s capital and the entity does not then have capital sufficient to meet the increased requirement or (ii) the entity’s medical care ratio is 100% or greater during any 180-day period and the entity does not then meet statutory capital requirements under the Puerto Rico Insurance Code. The amount of this guarantee will not exceed 80% of the amount necessary to provide the entity with a 12 to 1 premium-to-capital ratio. As of June 30, 2004, the Company’s maximum potential liability pursuant to this guarantee was $26.9 million. Since the formation of the joint venture in 2000, the Company has not been required to make any payments under this guarantee and the Company does not currently expect that any such payments will be made.

As partial consideration for the Company’s acquisition of Health Core (see Note 6), the Company agreed to make contingent payments up to $5.5 million based on Health Core achieving certain financial performance targets during 2005, 2006 and 2007.

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

15.	Contingencies (Continued)

On June 9, 2004, the Company agreed to pay up to $2 million per year for up to four years to a laboratory service provider if certain of the Company’s subsidiaries enter into contracts to obtain services from such provider and the volume of laboratory service expenditures under those contracts for the years 2005, 2006, 2007 and 2008 do not exceed specified targets.

In connection with an investment in July 2004 in a joint venture to develop and operate a well-being center in California, the Company may be required to make an additional capital contribution of up to $18 million during the first three years that the well-being center is in operation if cash flows and occupancy rates do not exceed specified targets. It is currently anticipated that construction of the California well-being center will be completed in December 2005.

On July 15, 2004, the Company agreed to guarantee up to $37 million of debt incurred by an unaffiliated entity to partially finance the purchase of a hospital. The maximum amount of the guaranty may be reduced after September 30, 2006 as determined by reference to the leverage ratio (as defined in the guaranty) of the unaffiliated entity. The guaranty also provides for full payment of all obligations under the guaranty to become immediately due and payable under specified circumstances, including (i) upon the failure by the unaffiliated entity or the Company to cure any payment default under the subject loan to the unaffiliated entity within 10 days after written notice to the unaffiliated entity and the Company and (ii) upon 10 days after written notice to the Company that the unaffiliated entity has become subject to a bankruptcy or insolvency proceeding. In connection with the guaranty, the unaffiliated entity and the Company entered into a reimbursement agreement pursuant to which the unaffiliated entity agreed to reimburse the Company upon demand for any amounts paid by the Company under the guaranty. The obligations of the unaffiliated entity under the reimbursement agreement are secured by a second lien on certain real estate collateral. In addition, the parent company of the unaffiliated entity has provided a guaranty in favor of the Company guaranteeing the obligations of the unaffiliated entity under the reimbursement agreement.

16.	Pending Merger With Anthem

On October 26, 2003, WellPoint entered into a merger agreement with Anthem, Inc. (“Anthem”). The consideration to be received by the stockholders of WellPoint will be composed of $23.80 in cash and one share of Anthem common stock per share of WellPoint Common Stock. Based on the closing price of Anthem’s common stock on October 24, 2003, the transaction was valued at approximately $16.4 billion. Upon completion of this transaction, WellPoint will merge into a wholly owned subsidiary of Anthem and Anthem will change its name to WellPoint, Inc. Anthem, a publicly traded company, is an independent licensee of the Blue Cross and Blue Shield Association and holds the exclusive right to use the Blue Cross and Blue Shield names and marks in the states of Indiana, Kentucky, Ohio, Connecticut, New Hampshire, Colorado, Nevada, Maine and Virginia, excluding the immediate suburbs of Washington D.C. As of June 30, 2004, Anthem provided health care benefits to more than 12.6 million medical members, which includes BlueCard “host” members. Headquartered in

WellPoint Health Networks Inc.

Notes to Consolidated Financial Statements

(Unaudited)

16.	Pending Merger With Anthem (Continued)

Indianapolis, Indiana, Anthem, along with its subsidiaries, offers a diverse portfolio of complementary health and group life insurance, managed care products, pharmacy benefit management and government health program administration. The transaction is subject to customary closing conditions, including, among other things, approval of WellPoint’s and Anthem’s shareholders and various regulatory agencies. At separate meetings held on June 28, 2004, the Company’s and Anthem’s stockholders approved the transaction. On July 23, 2004, the California Department of Insurance (the “DOI”) announced that it was disapproving Anthem’s application (known as a “Form A”) to acquire control of the Company’s subsidiary, BC Life & Health Insurance Company, in connection with the transaction. The DOI’s approval was the final regulatory approval necessary to complete the merger. On August 3, 2004, Anthem filed a petition for writ of mandate in the Superior Court of Los Angeles County, California, challenging the DOI’s denial and asking the court to overturn the DOI’s decision. There can be no assurances regarding the outcome of this lawsuit. It is not currently known when the transaction will close or if the parties will obtain all approvals necessary to complete the merger.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

WellPoint Health Networks Inc.

We have reviewed the accompanying consolidated balance sheet of WellPoint Health Networks Inc. and its subsidiaries as of June 30, 2004, and the related consolidated income statements for each of the three-month and six-month periods ended June 30, 2004 and 2003, and the related consolidated statement of changes in stockholders’ equity for the six-month period ended June 30, 2004 and the consolidated statements of cash flows for the six-month periods ended June 30, 2004 and 2003. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We previously audited in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet as of December 31, 2003, and the related consolidated income statement and consolidated changes in stockholders’ equity, and of cash flows for the year then ended (not presented herein), and in our report dated January 27, 2004 we expressed an unqualified opinion on those consolidated financial statements. Our report included an explanatory paragraph, that effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. Accordingly, the Company ceased amortizing goodwill and indefinite-lived intangible assets as of January 1, 2002. Additionally, effective January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 145, Rescission of FASB No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Accordingly, the Company reclassified an extraordinary loss related to the extinguishment of debt to interest expense for the year ended December 31, 2002. In our opinion, the information set forth in the accompanying consolidated balance sheet information as of December 31, 2003 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

July 23, 2004, except Note 16 as to which the date is August 3, 2004